Ekso Bionics Reports Second Quarter 2021 Results

RICHMOND, Calif., July 29, 2021 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended June 30, 2021.

Recent Highlights and Accomplishments
•Reported revenue of $2.2 million in the second quarter of 2021
•Achieved gross margin of approximately 58% in the second quarter of 2021
•Booked a total of 20 EksoNR units in the second quarter of 2021, including 11 subscription units worldwide
•Expanded partnership with Kindred Healthcare into its Long-Term Acute Care business division with a multi-unit order
•Strong cash position of $45.9 million as of June 30, 2021

“We are pleased with the execution of our commercial strategy in the second quarter, as we continued gaining traction with top inpatient rehabilitation operators, resulting in several multi-unit EksoNR orders,” said Jack Peurach, President and Chief Executive Officer of Ekso Bionics. “As we head into the second half of the year, we remain focused on building sales momentum by facilitating faster EksoNR adoption through our new subscription model. The industrial side of our business generated solid order growth in the second quarter and our commercial team is focused on expanding awareness of our innovative EVO and EksoZeroG products across several new market verticals.”

Second Quarter 2021 Financial Results

Revenue was $2.2 million for the quarter ended June 30, 2021, compared to $2.3 million for the same period in 2020. Revenue in the second quarter of 2021 included approximately $1.9 million in EksoHealth revenue and approximately $0.3 million in EksoWorks sales. The decrease in revenue was primarily due to the Company’s shift in its strategic focus on customer acquisition through the subscription model. Subscription revenues are deferred and recognized over the period of the contract, typically over 12 months.

Gross profit for the quarter ended June 30, 2021 was $1.3 million, an increase of 3% compared with the same period in 2020. Gross margin was approximately 58% in the second quarter of 2021, compared with gross margin of 56% for the same period in 2020. The overall increase in gross margin was primarily due to increased EksoWorks margins, driven by the reduced cost of the EVO vest compared to the prior generation, and the reduction of collaborative arrangements, which generally have lower gross margins, in overall revenue composition.

Sales and marketing expenses for the quarter ended June 30, 2021 were $1.8 million, an increase of $0.1 million compared to the same period in 2020. The increase was primarily due to increased general marketing activities.

Research and development expenses for the quarter ended June 30, 2021 were $0.7 million, an increase of approximately $0.3 million compared to the same period in 2020, primarily due to investments in new product development.

General and administrative expenses for the quarter ended June 30, 2021 were $2.1 million, compared to $1.9 million for the same period in 2020, an increase of $0.2 million. The increase was primarily due to increased employee headcount and compensation expense, which was partially offset by a reduction in outside legal expenses.
Gain on warrant liabilities for the quarter ended June 30, 2021 was $0.9 million associated with the revaluation of warrants issued in 2019, 2020 and 2021, compared with a loss of $8.6 million due to the revaluation of warrants issued in 2015, 2019 and 2020, for the same period in 2020.

Net loss applicable to common stockholders for the quarter ended June 30, 2021 was $1.3 million, or $0.10 per basic share and $0.11 per diluted share, compared to net loss of $11.8 million, or $1.88 per basic and diluted share, for the same period in 2020.

Six Months Ended June 30, 2021

Revenue for the six months ended June 30, 2021 was $4.1 million, which includes approximately $3.6 million in EksoHealth revenue and $0.5 million in EksoWorks sales, compared to $3.7 million for the same period in 2020. The increase in revenue was primarily due to an increase in EksoHealth sales volume driven by improving business conditions following the impact of the COVID-19 pandemic.

Gross profit for the six months ended June 30, 2021 was approximately $2.5 million, representing a gross margin of approximately 61%, compared to gross profit of $1.9 million for the same period in 2020, representing a gross margin of 51%. The increase in gross margin was primarily due to improved EksoWorks margins driven by lower production costs of the EVO compared to the previous-generation vest and the reduction of collaborative arrangements in overall revenue composition.

Sales and marketing expenses for the six months ended June 30, 2021 were $3.6 million, compared to $4.2 million for the same period in 2020, a decrease of approximately $0.7 million. The decrease was primarily due to lower employee expenses as a result of the Company’s previously implemented cost reduction initiatives.

Research and development expenses for the six months ended June 30, 2021 were $1.3 million, compared to $1.2 million in the same period in 2020, an increase of $0.1 million, primarily due to investments in new product development. The increase was partially offset by a decrease in employee compensation expenses as a result of the aforementioned cost reduction initiatives.

General and administrative expenses for the six months ended June 30, 2021 were $4.1 million, unchanged from the same period in 2020.

Gain on warrant liabilities for the first six months ended June 30, 2021 was $0.9 million due to the revaluation of warrants issued in 2019, 2020 and 2021, compared to a $6.1 million loss associated with the revaluation of warrants issued in 2015, 2019 and 2020.

Net loss applicable to common shareholders for the six months ended June 30, 2021 was $4.9 million, or $0.42 per basic share and $0.44 per diluted share, compared to net loss of $14.3 million, or $2.37 per basic and diluted share, for the same period in 2020.

Cash on hand at June 30, 2021 was $45.9 million, compared to $12.9 million at December 31, 2020. In February 2021, the Company raised gross proceeds of $40 million in an underwritten public offering priced at $10.25 per share.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET to discuss the Company’s financial results and recent business developments.

A live webcast of the event will be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here. Investors interested in listening to the conference call may do so by dialing 877-407-3036 for domestic callers or 201-378-4919 for international callers.

A replay of the call will be available for two weeks by dialing 877-660-6853 for domestic callers or 201-612-7415 for international callers, using Conference ID: 13720543. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. Ekso Bionics is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company’s commercial strategy and future revenues or other financial results and the assumptions underlying or relating to the foregoing. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the three months ended June 30, 2021, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2021 that are required to be included in such report, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance the Company’s technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain due to the outbreak of the COVID-19 virus, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements.

Contact:
David Carey
212-867-1768
investors@eksobionics.com

Ekso Bionics Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	June 30,	December 31,
	2021	2020
Assets	(unaudited)
Current assets:
Cash	$45,938	$12,862
Accounts receivable, net	2,756	3,224
Inventories, net	1,953	1,978
Prepaid expenses and other current assets	648	356
Total current assets	51,295	18,420
Property and equipment, net	1,059	1,172
Right-of-use assets	456	685
Other assets	163	320
Total assets	$52,973	$20,597
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	1,428	1,501
Accrued liabilities	1,317	1,429
Deferred revenues, current	1,422	1,496
Notes payable, current	—	—
Lease liabilities, current	514	548
Total current liabilities	4,681	4,974
Deferred revenue	1,526	1,806
Notes payable, net	1,991	3,075
Lease liabilities	—	233
Warrant liabilities	4,626	6,037
Other non-current liabilities	53	38
Total liabilities	12,877	16,163
Stockholders' equity:
Common stock	13	8
Additional paid-in capital	244,636	204,376
Accumulated other comprehensive loss	(507)	(847)
Accumulated deficit	(204,046)	(199,103)
Total stockholders' equity	40,096	4,434
Total liabilities and stockholders' equity	$52,973	$20,597

Ekso Bionics Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020

Revenue	2,211	2,264	4,121	3,731
Cost of revenue	919	1,005	1,594	1,835
Gross profit	1,292	1,259	2,527	1,896

Operating expenses:
Sales and marketing	1,787	1,712	3,580	4,232
Research and development	709	452	1,312	1,163
General and administrative	2,144	1,943	4,122	4,130
Restructuring	—	244	—	244
Total operating expenses	4,640	4,351	9,014	9,769

Loss from operations	(3,348)	(3,092)	(6,487)	(7,873)

Other (expense) income, net:
Interest expense	(27)	(38)	(53)	(90)
Gain on revaluation of warrant liabilities	875	(8,574)	886	(6,055)
Loss on modification of warrant	—	(329)	—	(329)
Warrant issuance expense	1,099	—	1,099	—
Other expense, net	128	266	(388)	46
Total other (expense) income, net	2,075	(8,675)	1,544	(6,428)
Net loss	$(1,273)	$(11,767)	$(4,943)	$(14,301)

Net loss per share, basic	$(0.10)	$(1.88)	$(0.42)	$(2.37)

Net loss per share, diluted	$(0.11)	$(1.88)	$(0.44)	$(2.37)

Weighted average number of shares of common stock outstanding, basic	12,655	6,261	11,709	6,032

Weighted average number of shares of common stock outstanding, diluted	12,737	6,261	11,839	6,032